                                                               EXHIBIT 10.2

                                             [XXXX] INDICATES INFORMATION
                                             OMITTED FROM THE EXHIBIT AND
                                             FILED SEPARATELY WITH THE
                                             COMMISSION PURSUANT TO A
                                             CONFIDENTIAL TREATMENT REQUEST








                   RESEARCH AND DEVELOPMENT, RESEARCH SUPPORT
                              AND LICENSE AGREEMENT


                                     BETWEEN


                              ANTEX BIOLOGICS INC.


                                       AND


                             SMITHKLINE BEECHAM PLC

                                TABLE OF CONTENTS

ARTICLE                 TITLE                                                                              PAGE
    1.                  DEFINITIONS                                                                        4
    2.                  RESEARCH AND DEVELOPMENT                                                           11
    3.                  RESEARCH SUPPORT                                                                   16
    4.                  GRANT OF LICENSE                                                                   18
    5.                  MILESTONE PAYMENTS AND ROYALTIES                                                   19
    6.                  REVERSION AND ROYALTY FOR TARGETS OUTSIDE OF
                        THE FIELD                                                                          23
    7.                  REVERSION AND NON EXCLUSIVE LICENSE ON TARGETS
                        WITHIN FIELD                                                                       25
    8.                  COMPULSORY LICENSES AND THIRD PARTY LICENSES                                       26
    9.                  DILIGENCE                                                                          27
   10.                  DEVELOPMENT, INDEMNIFICATION AND LIABILITY                                         29
   11.                  EXCHANGE OF INFORMATION AND CONFIDENTIALITY                                        30
   12.                  PATENT PROSECUTION AND LITIGATION                                                  33
   13.                  TRADEMARKS                                                                         35
   14.                  STATEMENTS AND REMITTANCES                                                         36
   15.                  TERM AND TERMINATION                                                               37
   16.                  RIGHTS AND DUTIES UPON TERMINATION                                                 39
   17.                  WARRANTIES AND REPRESENTATIONS                                                     39
   18.                  FORCE MAJEURE                                                                      41
   19.                  GOVERNING LAW/JURISDICTION                                                         42
   20.                  SEPARABILITY                                                                       43
   21.                  ENTIRE AGREEMENT                                                                   44
   22.                  NO WAIVER                                                                          44
   23.                  NOTICES                                                                            45
   24.                  ASSIGNMENT                                                                         46
   25.                  GENERAL PROVISIONS                                                                 46
APPENDIX A
APPENDIX B

                   RESEARCH AND DEVELOPMENT, RESEARCH SUPPORT
                              AND LICENSE AGREEMENT


        This Research and Development, Research Support and License Agreement ("Agreement") is dated as of the 13th day of September 1999 and effective as of the first day of September, 1999, ("Effective Date") between Antex Biologics Inc., a Delaware corporation having a place of business at 300 Professional Drive, Gaithersburg, Maryland 20879, USA (herein referred to as "ANTEX") and SmithKline Beecham plc, having a place of business at New Horizons Court, Brentford, Middlesex TW8 9EP, United Kingdom (herein referred to as "SB").

                                WITNESSETH THAT:

        WHEREAS, MicroCarb Human Vaccines Inc., MicroCarb Inc., (now ANTEX) and SmithKline Beecham Corporation, an Affiliate of SB have entered into a Research and Development, Research Support and License Agreement, dated May 6th, 1996 ("Original License") under which the parties have entered into a collaboration dedicated to the development of commercial human vaccine products for infectious diseases; and

        WHEREAS, the parties hereto wish to restate the conditions of the Original License and to replace the Original License by this Agreement; and

        WHEREAS, contemporaneously with the execution of this Agreement, MicroCarb Human Vaccines Inc., ANTEX, SmithKline Beecham Biologicals Manufacturing S.A. and SB are entering into an Omnibus Agreement of even date herewith pursuant to which the parties thereto have agreed, among other things, to merge MicroCarb Human Vaccines Inc. with and into ANTEX and terminate or amend certain other agreements between the parties.

        NOW, THEREFORE, in consideration of the covenants and obligations expressed herein and intending to be legally bound, and otherwise to be bound by proper and reasonable conduct, the parties hereto agree as follows:


1.      DEFINITIONS

        1.01 "Affiliate(s)" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a party to this Agreement.

        1.02 "Antex Antigen" shall mean any Antigen [XXXXX] that has been developed using the Intellectual Property.

        1.03 "Antigen" shall mean any active ingredient such as (but not limited to) live attenuated micro-organisms, whole killed micro-organisms or sub-unit particles (e.g. polysaccharides, polysaccharide conjugates, peptides, proteins, recombinant proteins, glycolipids), that elicits a specific immune response.

        1.04 "Approval" shall mean any final approval granted by the FDA or other comparable regulatory authority in any country for the lawful manufacture, marketing, sale, administration, distribution and use of a Product.

        1.05 "Combination" shall mean Product for one (1) or more Targets in the Field and one (1) or more targets outside the Field.

        1.06 "Confidential Information" shall mean all written or tangible information which is (or has been in the course of the discussions leading to this Agreement) designated as confidential and exchanged between the parties and any such information disclosed orally or visually that is confirmed in writing as confidential within thirty (30) days of disclosure (or if such information was disclosed orally or visually prior to the date hereof, it shall be deemed Confidential Information if it was confirmed in writing as confidential on or before the date hereof).

        1.07       "FDA" shall mean the United States Food and Drug
                   Administration.

        1.08 "Field" shall mean any and all prophylactic and/or therapeutic human vaccines (but excluding development of commercial products for use in passive immunization) for infectious diseases caused or exacerbated by the following
                   Targets: Moraxella catarrhalis, Neisseria meningitidis including serotypes A, B and C, non-typable Haemophilus influenzae, Streptococcus pneumoniae and Chlamydia using the "High Molecular Weight" protein ("HMWP") of Chlamydia.

        1.09 "HMWP" means the "High Molecular Weight Protein of Chlamydia trachomatis described in Patents including ANTEX internal reference NO. [XXXXX] with title "Chlamydia protein, gene sequence and uses thereof" and any related foreign filings including PCT application filed on October 1, 1998 under the application serial number PCT/US98/20737. For purposes of clarity it is hereby recognized and agreed [XXXXX].

        1.10       "Initial Period" shall have the meaning set forth in
                   Section 2.01.

        1.11       [XXXXX]

        1.12 "Intellectual Property" shall mean all Patents and Technology.

        1.13 "Major European Country" shall mean any of Germany, the United Kingdom, France, Italy and Spain.

        1.14.01 "Net Sales" shall mean gross receipts from sales of Product in the Territory by SB and/or its sublicensees under this Agreement less deductions actually taken for:

                      (i) transportation charges including transportation insurance; and

                      (ii) the incremental production costs determined as standard, excluding royalties or other licence fees, for formulation, filling and packaging of diluents, adjuvants and/or vehicles (other than aluminium hydroxide) and/or any immune enhancing elements, and for syringes and other administration devices combined with, or contained in, commercial packaging of Product; and

                      (iii) sales and excise taxes and duties levied on a selling party and any other governmental charges imposed upon the production, importation, use or sale of Product, including without limitation, contributions and payments, required by any governmental authorities, as liability provisions and/or made pursuant to injury compensation schemes and/or as product liability insurance premiums including in the case of the United States of America, contributions and payments required to be made by the United States Government pursuant to the National Childhood Vaccine Injury Act of 1986; and

                      (iv) normal and customary trade, quantity and cash discounts, commissions to non-Affiliated brokers or agents and other customary rebates accrued, paid and/or allowed in accordance with generally accepted accounting principles consistently applied; and

                      (v) amounts repaid or credited to customers or charges back from customers on account of rejection or return of Product subject to royalty under this Agreement or on account of retroactive price reductions affecting such Product; and

                      (vi) royalties payable and/or paid by SB to Third Parties on the manufacture, use and/or sale of Product not otherwise deducted or taken into account pursuant to Article 8 hereunder.

        1.14.02 Sales between or among SB and its Affiliates or sublicensees shall be excluded from the computation of Net Sales except where such Affiliates or sublicensees are end users, but Net Sales shall include the subsequent final sales to Third Parties by such Affiliates or sublicensees.

        1.14.03 If Product is sold as part of a Combination, Net Sales for purposes of determining royalties on Product in the Combination shall be calculated by excluding the relative value of vaccines for targets outside the Field , and any such excluded value shall be calculated on the basis of the manufacturer's selling price of technically equivalent vaccines for the same targets . In the event such manufacturer's selling price is not available, ANTEX and SB shall negotiate in good faith the relative value of the vaccines and/or active ingredients included in the Combination.

        1.14.04       In addition to any adjustment to Net Sales pursuant to
                      Section 1.14.03, if any, in the event that a Product incorporates for the same [XXXXX] then Net Sales shall be adjusted on a Target-by-Target basis by multiplying the Net Sales number calculated pursuant to Sections 1.14.01 and 1.14.02 adjusted if appropriate pursuant to Section
                      1.14.03 by the [XXXXX], provided that such fraction for any Target which includes at least an Antex Antigen shall not be less than [XXXXX] irrespective of the number of Antigens for such Target included in the Product.

        1.15 "Reverted New Targets" shall have the meaning set forth in Section 7.01.

        1.16 "Other Patents" shall mean any patents and/or patent applications owned and/or controlled by Third Parties having claims which would be infringed by SB importing, making, having made, using, having used, offering for sale, selling or having sold Products.

        1.17 "Pasteur License" shall mean that certain License Agreement, dated December 1, 1994 by and between ANTEX and Pasteur Merieux Serums et Vaccins S.A.

        1.18 "Patents" shall mean all patents and patent applications owned and/or controlled and/or used by ANTEX and its predecessors including MicroCarb Human Vaccines Inc. (pursuant to license agreement or otherwise) in or applicable to the Field at anytime prior to the commencement of and during the term of this Agreement, including any continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions (other than SPC) thereof. The current list of patent applications and patents encompassed within Patents is set forth in Appendix A attached hereto and shall be modified from time to time.

        1.19       "Period" shall have the meaning set forth in Section 2.01.

        1.20       "Proceeds" shall have the meaning set forth in Section 6.03.

        1.21 "Product" shall mean any and all products in the Field which embodies or utilizes any Intellectual Property.

        1.22       "R&D Committee" shall have the meaning set forth in
                   Section 2.02.

        1.23       "R&D Program" shall have the meaning set forth in
                   Section 2.01.

        1.24 "Registration" shall mean a filing with an appropriate authority within any country for the purpose of obtaining legal and regulatory approval for the marketing of a Product in such country.

        1.25 "Research Support Facilities" shall have the meaning set forth in Section 3.01.

        1.26 "Research Support Services" shall have the meaning set forth in Section 3.01.

        1.27       "Reverted Target" shall have the meaning set forth in
                   Section 6.01.

        1.28       "Royalty Percentage" shall have the meaning set forth in
                   Section 5.03.

        1.29       "SB" shall mean SmithKline Beecham Corp. and its Affiliates.

        1.30 "SPC" shall mean all Supplementary Protection Certificates for medicinal products and their equivalents provided under the Council Regulation (EEC) NO. 1768/92 of June 18, 1992.

        1.31       "Steering Committee" shall have the meaning set forth in
                   Section 2.06.

        1.32 "Target" shall mean an infectious agent at the genus level (unless indicated in Section 1.08 to be at the species level) in the Field and all strains, variants, subtypes and derivatives thereof. For purpose of clarity, HMWP shall throughout this Agreement also be considered as a Target within the Field.

        1.33 "Technology" shall include, to the extent they are not included in Patents, any and all culture media, cell lines, assay systems, DNA fragments, genes, constructs, plasmids, vectors, development strains, expression systems, clones, colonies, promoters, epitopes, micro-organisms, and any other biological materials and deposits thereof (such as, for example, deposits made with the American Type Culture Collection or the European Type Culture Collection under the Budapest Treaty), any and all copyrights, copyright registrations and applications for copyright registrations, any and all inventions, any and all trade secrets, present and/or future data, technical information, know-how, and confidential or proprietary information (including without limitation all chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data and any other similar information) and/or improvements to any of the foregoing, in or applicable to the Field owned and/or controlled and/or used by ANTEX and its predecessors including

                   MicroCarb Human Vaccines Inc., (pursuant to license agreement or otherwise) at anytime prior to the commencement of and during the term of this Agreement.

        1.34 "Territory" shall mean all the countries and territories of the world.

        1.35 "Third Party(ies)" shall mean any party which is neither a party to this Agreement nor an Affiliate.

        "Interpretive Rules". For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires : (a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender;
        (b) references to "Articles", "Sections" and other subdivisions and to "Schedules", "Appendices" and "Exhibits" without reference to a document, are to designated Articles, Sections and other subdivisions of, and to Schedules, Appendices and Exhibits to, this Agreement; (c) the use of the term "including" means "including but not limited to"; and (d) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision.


2.      RESEARCH AND DEVELOPMENT

        2.01 Subject to the further terms and conditions set forth in this Agreement, ANTEX shall, on SB's behalf, conduct a new research and development program ("R&D Program") for the period from 1st July 1999 to 31st December 1999 ("Initial Period") directed to [XXXXX] or other projects as agreed by the R&D Committee and SB agrees to pay ANTEX on July 1, 1999 and on October 1, 1999, the amount of six hundred sixty-six thousand six hundred and sixty-seven US dollars (US $ 666,667) for the performance of such activities in line with an R&D plan agreed from time to time by the R&D Committee. At SB's sole discretion this R&D Program may be extended beyond December 31, 1999, for one (1) or more periods of no less than one (1) year (each "Period") unless mutually agreed between the parties and, if SB so elects, the research activities to be performed, the related budget and related plan shall be discussed and approved by the R&D Committee described in Section 2.02 no later than 1st October 1999 and, in the case of any further extension, on October 1st or ninety(90) days before the end of any Period.

                For any such Period elected by SB, SB shall pay to ANTEX, January 1st and July 1st, one half of the related budget for the R&D Program agreed upon by the R&D Committee.

        2.02 SB and ANTEX hereby establish a new R&D committee (the "R&D Committee") which shall have all powers which are necessary or desirable with respect to the implementation and management of the R&D Program, including without limitation the power to: (i) prepare and approve at the latest ninety (90) days prior to the end of the Initial Period or extended Period of the R&D Program a plan of specific activities to be performed and related deliverables to be achieved by ANTEX during the next Period of the R&D Program and the related budget; (ii) make recommendations to SB and ANTEX to amend the R&D Program in progress; (iii) make decisions with respect to the preparation, filing, prosecution and maintenance of Patents; (iv) monitor and enforce the budget contained in the relevant R&D Program and to verify that all items within the plan of activities have been in fact carried out and that the related deliverables have in fact been achieved; and (v) the power specified in Section 2.08. The R&D Committee shall have no power to : (x) amend, modify, revise or waive any provision of this Agreement other than specifically provided for herein or; (y) bind ANTEX or any other party hereto to any contract or other commitment with a Third Party or grant any license or other rights in or with respect to a Product.

        2.03 SB's initial appointees to the R&D Committee are Yves Lobet who shall act as SB liaison representative and Jan Poolman and ANTEX' initial appointees to the R&D Committee are Larry Ellingsworth who shall act as ANTEX liaison representative and Theresa Stevens. Meetings of the R&D Committee shall be held periodically at a place mutually agreed upon, but not less frequently than semi-annually. No meeting of the R&D Committee shall be convened unless at least two (2) of the members of the R&D Committee (one each representing SB and ANTEX) are present in person or by telephone conference call. SB and ANTEX shall each bear the expenses associated with the attendance at meetings of the R&D Committee by members of such committee appointed by it. The R&D Committee shall nominate a Chairman to call the meetings and a secretary to take the minutes. Other than for face-to-face meetings, the parties shall make all reasonable efforts to exchange any information on the R&D Program and other scientific information to be exchanged between or communicated to the parties pursuant to this Agreement through their liaison representatives.

        2.04    Each member of the R&D Committee shall be entitled to cast one
                (1) vote on each matter presented for approval at any meeting of the R&D Committee. A matter presented for approval at any meeting of the R&D Committee shall be considered approved if the unanimous consent of the members present at such meeting is given in favor of such matter. In the event that any matter presented for approval at any meeting of the R&D Committee does not receive such unanimous consent, the matter not approved will be submitted for resolution to the Steering Committee described in Section 2.06 below.

        2.05 For so long as a R&D Program is carried out the R&D Committee shall continue to exercise the powers described in Section 2.02 in accordance with the procedural requirements for approval set forth in Section 2.04 and continue to be comprised of four (4) members, two (2) of whom are appointed by each of SB and ANTEX as described in Section 2.03.

        2.06 ANTEX and SB hereby establish a steering committee (the "Steering Committee") composed of two (2) members, one of whom shall be appointed by SB and the other appointed by ANTEX, which shall be responsible for (i) resolving any dispute or disagreement arising at the level of the R&D Committee and/or
                (ii) discussing any business disagreement between the parties during the R&D Program or after its termination and/or
                (iii) discussing any other matters pertinent to the relationship of the parties. Meetings of the Steering Committee shall be called by either member of the Steering Committee whenever a matter of dispute or disagreement arises between the parties, or upon request of either SB or ANTEX. Each party agrees to cause its appointee to the Steering Committee to participate in person or by telephone conference call in all meetings of the Steering Committee. SB's initial representative on the Steering Committee is Moncef Slaoui and ANTEX' initial representative on the Steering Committee is Vic Esposito.

        2.07 ANTEX shall perform the research and development activities allocated to it in the R&D Program as from time to time in effect to the best of its abilities and in accordance with: (i) this Agreement; and (ii) the scientific, professional and commercial standards prevailing in the biotechnology industry at the time that such activities are performed. Subject to Section 2.11, all research and development activities performed by ANTEX that are funded by SB are performed by ANTEX on behalf of SB.

        2.08 The R&D Committee shall also have, at its entire discretion, the power to allocate and/or switch and/or transfer resources within ANTEX to alternative projects within the Field. In addition, SB may in its sole discretion (and without the consent of either the R&D Committee or ANTEX), at anytime, to transfer any project within the Field underway at ANTEX to SB facility in Rixensart or to any other SB facility or to any collaborator of SB. Any such allocation, switch or transfer will have no impact on the overall budget funding approved by the R&D Committee for the next six (6) months of the then current period of the R&D Program, but ANTEX agrees to apply any unused funds to any other activity as may be directed or requested by SB. From January 1st, 2000, SB agrees to give ANTEX an advance notice of one hundred and twenty (120) days before any such different allocation or switching of resources or transfer of projects.

        2.09 No later than forty-five (45) days after the last day of the Initial Period and any subsequent Period, ANTEX shall furnish to SB a written accounting of the expenditure of all amounts funded by SB, which accounting shall:
                (i) reconcile the expenditure of funds with amounts budgeted for expenditure in the R&D Program during such Period; and (ii) make available for SB's review a printed listing of all invoices of Third Parties related to the expenditure of such R&D Program and, upon SB's request, shall also make available invoices themselves. In the event that the amounts budgeted by the R&D Committee and funded by SB for any such Period of the Research Program exceed the amounts expended by ANTEX for activities described in the plan for such Period, ANTEX shall pay SB the amount of such excess within forty-five (45) days after the last day of such Period or if, at SB's discretion, the R&D Program continues for a further Period as indicated in Section 2.01, such amount shall be reallocated to activities to be performed during such Period.

        2.10 ANTEX shall be eligible to be reimbursed for its actual, out-of-pocket expenses for clinical trials specifically requested by SB and conducted by ANTEX for SB in the Field and/or for GMP manufacturing of preclinical or clinical lots to be used in said clinical trials which are not covered by the R&D Program(s) provided ANTEX receives SB's written approval thereof in advance of their disbursement ("Reimbursable Expenses"). Payment by SB will occur thirty (30) days after SB's approval of disbursement and documentary evidence of the disbursement will then be submitted by ANTEX to SB for verification within thirty
                (30) days of the disbursement or as soon as possible after ANTEX' receipt of such evidence. In addition, and subject to any necessary verification by SB, SB agrees to pay the outstanding bill for the phase I Helicobacter pylori clinical trial undertaken pursuant to the Original License, within a reasonable period of time after invoicing by ANTEX and up to a maximum amount of [XXXXX].

        2.11 Subject to the next sentence, all improvements to the Intellectual Property resulting from the R&D [XXXXX] will be owned by ANTEX and shall fall within the scope of the rights and licences granted by ANTEX to SB in Article 4 below. All improvements of SB's proprietary adjuvants, biological material(s), proteins and other materials provided by SB and of [XXXXX] and work products, biological material(s), other intellectual property, information, materials and all rights related therein, which arise or are derived from the R&D Program or otherwise from activities contemplated by or undertaken pursuant to this Agreement shall be owned solely and exclusively by SB. In particular, it is understood that the results of the R&D Program based on [XXXXX] shall be solely and exclusively owned by SBB.

3.      RESEARCH SUPPORT

        3.01 ANTEX shall render such research support services (the "Research Support Services") and provide such research support facilities (the "Research Support Facilities") as shall be necessary or desirable to facilitate and implement the R&D Program as from time to time in effect. For the period of performance of the R&D Program ANTEX shall be solely responsible for bearing all expenses relating to provision of such Research Support Services and Research Support Facilities.

        3.02 ANTEX shall render the Research Support Services to the best of its ability and in accordance with the scientific, professional and commercial standards prevailing in the biotechnology industry at the time that the Research Support Services are rendered. ANTEX shall comply with all applicable laws and regulations in rendering the Research Support Services and shall indemnify and hold harmless SB, its Affiliates and their respective directors, officers and employees from any and all liability, loss, damage and expense arising out of or related to the failure by ANTEX to comply with all applicable laws and regulations in rendering the Research Support Services.

        3.03 ANTEX shall promptly notify SB if the employment status of any of the ANTEX employees working on the R&D Program changes. ANTEX shall not subcontract with any Third Parties for the performance of the Research Support Services, except appropriate clinical and preclinical work agreed by the R&D Committee, including, but not limited to, animal studies, GMP or pre-GMP pilot lot production, consultations, and human trials as required. In the case of human trials, trial protocols must be approved by SB prior to filing and must be filed with the competent regulatory authority in the name of SB. ANTEX warrants that it has a binding, written agreement (in the form substantially similar to the form attached hereto as Appendix B) with each ANTEX' scientific employee working on the R&D Program, which agreement shall be in place prior to such employee performing the Research Support Services, and which agreement shall obligate such employee to disclose his work product to

                   ANTEX, to not use or disclose such work product to Third Parties, and to assign to ANTEX, (subject to the rights and licences granted to SB under this Agreement), all rights in such work product including without limitation any and all intellectual property rights.

        3.04 ANTEX shall provide the real property required to perform the R&D Program and all of the required fixtures and personal property presently located at 300 Professional Drive, Gaithersburg, Maryland as the Research Support Facilities. All of the Research Support Services shall be performed at the Research Support Facilities, except appropriate clinical and preclinical work agreed by the R&D Committee, including, but not limited to, animal studies, GMP or pre-GMP pilot lot production, consultations, and human trials as required. ANTEX commits to maintain the Research Support Facilities in good operating condition and repair and perform all obligations required to be performed by it under leases, contracts and other commitments relative to the Research Support Facilities. ANTEX shall comply with all applicable laws and regulations in operating the Research Support Facilities and shall indemnify and hold harmless SB, its Affiliates and their respective directors, officers and employees from any and all liability, loss, damage and expense arising out of or related to the failure by ANTEX to comply with all applicable laws and regulations in operating the Research Support Facilities.

        3.05 The parties agree that all persons who perform the Research Support Services shall be employees of ANTEX, and not employees of SB. ANTEX shall be solely responsible for the terms and conditions of the employment of such individuals and the fulfillment of all obligations owed to such employees. ANTEX shall indemnify and hold harmless SB, its Affiliates and their respective directors, officers and employees from any and all liability, loss, damage and expense arising out of or related to any employment-related claims asserted against any of them by any of ANTEX' employees except for any claims that ANTEX demonstrates have arisen out of or relate to actions taken by SB, its Affiliates or their respective directors, officers or employees.

4.      GRANT OF LICENSE

        4.01 Subject to the reversion clauses contained in Articles 6 and 7 hereof and all the terms and conditions herein contained, ANTEX hereby grants to SB an exclusive and perpetual right and license in the Territory, with the right to grant sublicenses, under the Intellectual Property and any SPC to develop, have developed, import, make, have made, use, have used, offer for sale, sell and have sold any and all Products in any formulation, combination, configuration and/or delivery system.

        4.02 The grant of license by ANTEX pursuant to Section 4.01 shall be subject to the rights granted by ANTEX under the Pasteur License as was in effect on the effective date of the Original License for so long as such rights continue to exist.

        4.03 Any and all Intellectual Property for use in the Field including but not limited to any improvements of Intellectual Property for use in the Field which is developed, conceived, owned, controlled and/or acquired by ANTEX, whether solely or jointly with others, at anytime prior to the commencement and during the term of this Agreement, shall become Intellectual Property licensed to SB under this Agreement, subject in the case of Intellectual Property that is licensed or acquired by ANTEX from Third Parties, or developed in part by Third Parties, to any contractual obligations of ANTEX to such Third Parties existing as of the Effective Date or by the patent laws subsisting in the United States or foreign countries.

        4.04 To the extent not provided for in Section 11.01 ANTEX agrees to promptly transfer without the payment of any additional consideration to SB at SB's request, any material, data, information and/or technology within or covered by Intellectual Property and SB agrees to confirm receipt of any such material, data, information and/or technology transfer.

        4.05 SB is free to exercise its rights under the license described in Section 4.01 in any manner SB may deem appropriate, including through working with Third Parties consistent with the terms hereof.


5.      MILESTONE PAYMENTS AND ROYALTIES

        5.01 SB agrees to make the following one-time milestone payments to ANTEX with respect to Product in the Field in the following amounts:

                   (a) Upon the successful completion of phase I clinical trials as required for Approval of a Product by the FDA or substantially similar trials required for Approval by equivalent regulatory authorities in any Major European Country, SB shall pay to ANTEX the amount of [XXXXX].

                   (b) Upon the successful completion of phase II clinical trials as required for Approval of a Product by the FDA or substantially similar trials required for Approval by the equivalent regulatory authorities in any Major European Country, SB shall pay to ANTEX the amount of [XXXXX].

                   (c) Upon the successful completion of phase III clinical trials as required for Approval of a Product by the FDA or substantially similar trials required for Approval by the equivalent regulatory authorities in any Major European Country, SB shall pay to ANTEX the amount of [XXXXX].

                   (d) Upon Approval of a Product by the FDA, SB shall pay to ANTEX the amount of [XXXXX].

                   (e) Upon Approval of a Product by the FDA-equivalent authorities of any two (2) Major European Countries, SB shall pay to ANTEX the amount of [XXXXX].

                   For the purposes of this Agreement "successful completion" shall mean that, based on the success of such clinical trial, SB decides to enter the next phase of clinical trial or to seek Registration as appropriate.

        5.02 Any milestone payments made by SB pursuant to Section 5.01 shall be credited towards SB's obligation to pay any royalties, on a dollar for dollar basis, pursuant to Section
                   5.03 and shall be payable with respect to the first Product incorporating Antex Antigen(s) against each of the Targets within the Field. For the sole purpose of clarification, it is hereby acknowledged and agreed that no milestone payment shall be required to be paid by SB to ANTEX for products against Targets which were licensed to SB under the Original License but which are not within the definition of "Field" contained in this Agreement.

        5.03 As consideration for the license under Intellectual Property granted to SB under this Agreement, and subject to the provisions of Sections 5.02, 8.02 and 8.03, SB shall pay to ANTEX a royalty calculated as a percentage (the "Royalty Percentage") of Net Sales by SB and its sublicensees according to one (1) of the following subsections:

                   (a) If the Product is covered in the particular country where sales are made by a valid claim of an enforceable granted Patent or by a patent application within Patents listed in Appendix A which has not been pending for more than five (5) years from the date of filing in such country, the Royalty Percentage shall be [XXXXX].

                   (b) If the Product is not covered by a valid claim of an enforceable granted Patent in the particular country where sales are made, provided SB actually uses, for the making, using or selling of such Product, Technology which is secret, substantial and has been identified in writing by ANTEX, the Royalty Percentage shall [XXXXX].

        5.04 SB's royalty obligation under Section 5.03 (a) shall become effective in each country of the Territory at such time as an enforceable Patent is granted or a patent application within Patents listed in Appendix A is pending for less than five (5) years from date of filing in such country covering the Product sold and shall terminate upon the date of lapse, expiration or invalidation of the last remaining Patent in such country or fifteen (15) years from first launch of Product, whichever comes first. Subject to Section 5.03 (b), in the event that any Third Party initiates any legal or administrative proceeding challenging the validity, scope or enforceability of a Patent in any country in the Territory, then such royalty obligation on Net Sales in such country under 5.03(a) shall be suspended during pendency of the proceeding in such country and only the royalty under 5.03(b) shall be paid if applicable. If the enforceability of claims in the Patent covering Product sold are upheld by a court or other legal or administrative tribunal from which no appeal is or can be taken, then the amount of royalties owed during the period of suspension, less any amount already paid, shall be promptly paid by SB with [XXXXX]. If the claims in the Patent are held to be invalid or otherwise unenforceable by a court or other legal or administrative tribunal from which no appeal is or can be taken then the amount of unpaid royalties during the period of suspension shall be retained by SB and no further royalties under 5.03(a) shall be owed with respect to such Patent in such country.

        5.05 SB's royalty obligation under Section 5.03 (b) shall terminate on the seventh (7th) anniversary of the date of the first commercial sale of such Product in two (2) Major European Countries or in the U.S.A., whichever is earlier.

        5.06       Termination of royalty obligations under Section 5.04 and/or
                   5.05 in any country of the Territory shall not preclude SB from continuing to market Product(s) in such country and SB shall be free to use Technology and other Intellectual Property in the Field in relation to such Product without any further financial consideration or royalty payments in relation to such Product to ANTEX in such country.

        5.07 In addition to royalty obligations under Section 5.03(a) as sole remuneration for [XXXXX], SB shall pay to ANTEX a Royalty Percentage of [XXXXX]on the proportion of net sales (calculated as specified in Section
                   1.14.01 to 1.14.03) of vaccines incorporating only [XXXXX]. The parties agree that [XXXXX] will be incorporated in Product only if there are valid data justifying their preclinical efficacy or if the R&D Committee agrees to the incorporation or addition of [XXXXX] in Products. Notwithstanding the foregoing it is understood and agreed that ANTEX has assigned and will assign to SB any ownership or partial ownership of any intellectual property owned and/or developed by ANTEX when performing work on behalf or at the request of SB relating to [XXXXX].

                   For the purpose of clarity,

                   (a) if a vaccine other than a Product as sold by SB contains solely [XXXXX], the royalty rate of [XXXXX] described above shall apply irrespective of the number of such [XXXXX] therein;

                   (b) if a Product as sold by SB contains [XXXXX] and Antex Antigens, the royalty rate shall be determined as per Article 5, with Net Sales calculated and adjusted as per Section 1.14;

                   (c) if a vaccine other than a Product as sold by SB contains [XXXXX] and at least one other Antigen which is not an Antex Antigen (i.e. Article 5 does not apply) then the effective royalty of [XXXXX] shall be obtained by applying a royalty [XXXXX] to the net sales of such vaccine calculated as per Sections 1.14.01 to 1.14.03 and adjusted as specified in Section 1.14.04.


6.      REVERSION AND ROYALTY FOR TARGETS OUTSIDE OF THE FIELD

        6.01 SB agrees that SB's rights to use the Intellectual Property for products against Targets previously licensed to SB under the Original License and which now fall outside the Field as defined in this Agreement shall hereby revert to ANTEX. In exchange for the reversion of such rights with respect to Helicobacter pylori and Campylobacter ("Reverted Targets") only, ANTEX agrees to make the following future payments to
                   SB:

                   (a) if any Reverted Target is licensed by ANTEX (or any of its Affiliates) to any Third Party, SB shall be entitled to receive [XXXXX] of the Proceeds within thirty (30) days of ANTEX' receipt thereof; and

                   (b) if any product against any Reverted Target is marketed by ANTEX or by a distributor or agent of ANTEX, SB shall be entitled to receive a royalty of [XXXXX] covered by a patent or [XXXXX] if covered by know-how of net sales (calculated as per Section 1.14) of products against the Reverted Target(s) made by ANTEX and/or its distributors and agents.

        6.02       The sharing of Proceeds and/or royalty described in Section
                   6.01 (a) and (b) above shall apply when ANTEX grants any right to and/or interest in, including future right and/or interest, to a Third Party, or uses to develop products marketed by ANTEX or its distributor and agent relating to the Reverted Target(s) licensed to SB under the Original License which is conceived or existing as of the Effective Date hereof or which was developed and/or improved during a period of eighteen (18) months after the Effective Date hereof.

        6.03 For purpose of this Article 6, the term "Proceeds" shall mean any money or other assets at any time received by ANTEX from a Third Party in respect of the Reverted Targets and shall include, without limitation, any licence fees, milestone payments and royalties but shall not include funding received from that Third Party for R&D work performed by ANTEX in relation to the Reverted Target so long as ANTEX can demonstrate to SB that such funding is exclusively used by ANTEX for R&D activities.

        6.04 ANTEX agrees to provide SB with the financial elements of or, if requested by SB the agreement, redacted if reasonably necessary, related to any right, interest, license or sublicense granted by ANTEX to a Third Party relating to the Reverted Target(s) in order and sufficient for SB to determine the extent of Proceeds and/or R&D funding, if any. If the agreement entered by ANTEX and the Third Party includes rights to Reverted Targets and other matters, the Proceeds allocated to Reverted Targets shall be determined in good faith by the parties according to the circumstances and shall reflect the relative stage of advancement (e.g. clinical or preclinical) of each Reverted Target compared to any such other matters.

        6.05 Notwithstanding the foregoing, the parties recognize that the current formulation of products against the Reverted [XXXXX]. In the latter case, ANTEX and SB agree to negotiate a fair reduction of the payment SB is entitled to receive pursuant to Section 6.01 (a) and/or (b), depending upon the planned extent of the reformulation.


7.      REVERSION AND NON EXCLUSIVE LICENSE ON TARGETS WITHIN FIELD

        7.01 If at any time during the term of this Agreement SB is no longer active or is no longer using Intellectual Property at SB, at ANTEX or elsewhere with respect to a Target within the Field and this situation has lasted for at least eighteen
                   (18) months such Target (hereinafter "Reverted New Target") shall revert on a non-exclusive basis to ANTEX and ANTEX shall be entitled, after it has made the reversion payment described in Section 7.01(a) to grant to (a) Third Party(ies) a non-exclusive license under Intellectual Property with respect to the development of products against such Reverted New Target(s) subject to the following conditions :

                   (a) SB and ANTEX shall negotiate in good faith reversion payments to be made by ANTEX to SB at the time of reversion, which reversion payments shall reflect among other things, the stage of advancement of the Reverted New Target, funding provided by SB and data, technology and/or information with respect to such Reverted New Target generated and provided by SB to ANTEX.

                   (b) Notwithstanding the foregoing, such reversion shall not take place so long as: (i) SB is funding a R&D Program at ANTEX relating to that Target within the Field and for a period of eighteen (18) months thereafter; (ii) SB is further developing, or otherwise using Intellectual Property relating to that Target, (iii) is undertaking, or has undertaken within a preceding forty-eight (48) month period clinical trials with a Product incorporating an Antex Antigen for that Target (iv) or has launched a Product for that Target on the market, in which cases SB's license for such Target(s) remains exclusive in perpetuity.

                   (c) SB shall in any event retain a non-exclusive licence with respect to any Reverted New Target under Intellectual Property existing at the time of reversion.

                   (d) For the purpose of clarity only, and subject to the preceding paragraphs: (i) a reversion may only occur with respect to a Target within the Field for which SB has not undertaken clinical trials within the forty-eight (48) months preceding a possible date for reversion; [XXXXX].


8.      COMPULSORY LICENSES AND THIRD PARTY LICENSES

        8.01 In the event that a governmental agency in any country or territory grants or compels ANTEX to grant a license to any Third Party for product(s) that compete with Product(s) through importation or otherwise, SB shall have the benefit in such country or territory of the terms granted to such Third Party to the extent that such terms are more favorable to the Third Party than those granted to SB under this Agreement to the extent permitted by such governmental agency.

        8.02 The parties recognize that Other Patents may exist. If at any time during the term of this Agreement and/or the Original License, SB, at its sole discretion, but after consultation with ANTEX, deems it necessary to seek a license under any Other Patent(s) from any Third Party in order to practice the right and license granted by ANTEX to SB hereunder and avoid infringement during such exercise in any particular country [XXXXX] of any royalties or equivalent fees paid by SB to such Third Party under such license may be deducted from royalties otherwise payable by SB to ANTEX under this Agreement.

        8.03 In the event that royalties are payable by SB to Third Party(ies) on sales of Product, other than pursuant to
                   Section 8.02 above, ANTEX and SB shall evenly share responsibility of any and all such Third Party royalty obligations, which may include, but shall not be limited to, royalties payable for adjuvants and other technology included in the Product. ANTEX' contribution to such share shall be through a reduction in the royalties payable to ANTEX pursuant to Section 5.03, provided however that the Royalty Percentage shall not be reduced by more than [XXXXX].

 9.     DILIGENCE

        9.01 SB will, in accordance with SB's reasonable business, legal, medical, technical and/or scientific judgment, exercise reasonable efforts and diligence in developing, commercializing and selling Product and in undertaking investigations and actions required to obtain appropriate governmental Approvals to market Product. At SB's request, ANTEX shall supply to SB reasonable technical assistance in undertaking such investigations and actions and SB will reimburse ANTEX for its reasonable out-of-pocket expenses associated with the provision of such assistance. The level of effort to be exercised by SB shall be consistent with SB's usual funding level of similar vaccine programs or Products currently under development by SB's Belgian Affiliate SmithKline Beecham Biologicals S.A.

        9.02 The parties acknowledge that it is not consistent with prudent economic behavior and risk management, nor common in the industry, to pursue development of the Intellectual Property for all Products at the same time, but rather to manage the scope and number of development programs and respective funding levels as a function of achieving feasibility milestones of a limited number of priority programs. As long as SB is developing one (1) Product in the Field pursuant to the provision of Section 9.01 above, SB shall be deemed to be in full compliance with the diligence requirements under this Agreement.

        9.03 ANTEX shall provide to SB, at SB's request and without the payment of additional consideration, technical assistance concerning development, production and commercialization of Products in the Field. Provision of such technical assistance shall include, but not be limited to, visits by ANTEX and/or ANTEX' personnel to SB at ANTEX' expense, except for reasonable out-of-pocket expenses which will be reimbursed by SB, and visits by SB personnel to ANTEX, at SB's expense, at times and for periods of time upon which the parties will agree. Such provision shall also include, but not be limited to, preparation and processing of INDs, NDAs or similar applications for regulatory Approval and supply of any Technology together with any technology and know-how ANTEX will develop or acquire during the provision of such technical assistance related to the Intellectual Property in the Field, which SB may reasonably require.

        9.04 In the event that SB decides not to pursue Registration or sell a Product that has been approved for sale in a country, including pricing approvals and batch release, and SB is willing to grant distribution rights for such Product in such country to a Third Party, SB will first offer such distribution rights to ANTEX, provided that ANTEX can demonstrate within thirty (30) days of the date that SB offers such distribution rights that it can effectively serve as distributor in such country and is willing to make the necessary commitments to support the selling and distribution of Product in such country, and provided further that there are no adverse effects related to such Product and that such selling activities would not be to the detriment of the commercialization of the same Product by SB in any other country. If ANTEX demonstrates that it can effectively serve as distributor, has made the selling support commitment and its selling activities will not be detrimental to the commercialization of the same Product by SB in another country, ANTEX shall have a three (3) month exclusive negotiation period to conclude the distribution agreement. If after this three (3) month period no agreement has been concluded, SB is free to pursue Third Parties to sell such Product in the specified country.


        9.05 ANTEX' failure to comply with any of its obligation(s) under this Agreement, shall be taken into account in establishing whether SB has satisfied its diligence requirements hereunder.


 10.    DEVELOPMENT, INDEMNIFICATION AND LIABILITY

        10.01 SB shall be solely responsible for and shall bear all costs related to the development of Products, including the conduct of clinical trials, and the commercialization of Products, including the manufacturing and marketing of Products. SB shall indemnify and hold harmless ANTEX and its directors, officers and employees from any and all liability, loss, damage and expense arising from any claims, suits, proceedings, demands, recoveries or expenses related to (i) the development of Products, including, with respect to products for Reverted Targets, the conduct of clinical trials initiated by SB or in which SB has been involved between the effective date of the Original License and the Effective Date hereof, and for (ii) the commercialization, manufacture, use or sale of Products, except that ANTEX shall indemnify and hold harmless SB and its Affiliates and their respective directors, officers and employees from any and all liability, loss, damage and expense arising from any claims, suits, proceedings, demands, recoveries or expenses related to the commercialization, manufacture, use or sale of Products resulting from the gross negligence or willful misconduct of ANTEX. ANTEX shall be solely responsible for any and all liabilities out of or relating to clinical trials conducted by or on behalf of ANTEX and/or MicroCarb Human Vaccines Inc., prior to the effective date of the Original License and ANTEX shall indemnify and hold harmless SB and its Affiliates and their respective directors, officers and employees from any and all liability, loss, damage and expense arising out of or relating to clinical trials conducted by or on behalf of ANTEX and/or MicroCarb Human Vaccines Inc., prior to the effective date of the Original License.

        10.02 SB shall maintain, at its sole expense, during the term of this Agreement and for a period of at least five (5) years after its termination for any reason, product liability insurance and clinical trial insurance (or a reasonable program of self-insurance) with respect to all Products developed pursuant to the R&D Program (but specifically excluding clinical trial insurance for clinical trials conducted by or on behalf of ANTEX and/or MicroCarb Human Vaccines Inc., prior to the effective date of the Original License ) in amounts comparable to its coverage relating to its other human vaccine products that are manufactured and distributed on a worldwide basis.

        10.03 ANTEX shall maintain, at its sole expense, during the term of this Agreement and for a period of at least five (5) years after its termination for any reason, product liability insurance with respect to any of the activities it will perform hereunder which are not covered by SB under Section 10.02.


 11.    EXCHANGE OF INFORMATION AND CONFIDENTIALITY

        11.01 During the term of this Agreement, ANTEX shall promptly disclose to SB and promptly supply SB with all Technology in the Field as requested by SB.

        11.02 During the term of this Agreement and for five (5) years thereafter, irrespective of any termination earlier than the expiration of the term of this Agreement, ANTEX and SB shall not use or reveal or disclose to Third Parties any Confidential Information without first obtaining the written consent of the other party, except as is required to be disclosed to a governmental agency, or is necessary to file or prosecute patent applications concerning Product(s) or to carry out any litigation concerning Product. Any disclosure required for purposes of investigating, developing, manufacturing or marketing Product or for securing essential or desirable authorizations, privileges or rights from governmental agencies may be made, provided that the disclosing party is satisfied that the proposed Third Party will maintain the confidentiality of the data and information so disclosed. This confidentiality obligation shall not apply or shall cease to apply to such information which is or becomes a matter of public knowledge, or is already in the rightful possession of the receiving party without restriction, or is disclosed to the receiving party without restriction by a Third Party having the right to do so, or is subsequently and independently developed by employees of the receiving party or Affiliates thereof who had no knowledge of nor access to the confidential information disclosed. The parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

        11.03 Nothing herein shall be construed as preventing SB from disclosing any information received from ANTEX to an Affiliate, sublicensee or distributor of SB, provided such Affiliate, sublicensee or distributor has a written confidentiality undertaking containing confidentiality obligations no less onerous than those set forth in this
                   Article 11.

        11.04 All Confidential Information disclosed by one party to the other shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this Agreement based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (i) that Confidential Information received from the other party under this Agreement remains the property of the other party and (ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's Confidential Information and to insure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

        11.05 No press release, public announcement or other disclosure to Third Parties concerning the existence of, the terms of, or the subject matter covered by, this Agreement, including, without limitation, regarding work on the Targets in the [XXXXX] is expressly mentioned in such press release, public announcement or other disclosure, shall be issued or made, either directly or indirectly, by either party without first obtaining the approval of the other party and agreement upon the nature and text of such announcement or disclosure, which approval and agreement shall not be unreasonably withheld. The other party shall give a response within ten (10) working days which are working days in US, UK and Belgium simultaneously. The party which is legally required to make a public announcement shall use all reasonable efforts to inform the other party of the proposed announcement or disclosure and to provide the other party with a written copy thereof within the abovereferred ten (10) working days delay, in order to allow such other party to comment upon such announcement.

        11.06 Neither SB nor ANTEX shall submit for written or oral publication any manuscript, abstract or the like related to the [XXXXX] which includes data or other information generated and provided by the other party without first obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld and shall be timely provided. The contribution of each party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.


 12.    PATENT PROSECUTION AND LITIGATION

        12.01 ANTEX shall disclose to SB the complete texts of all patent applications encompassed within Patents filed, owned and/or controlled by ANTEX directly or indirectly together with all prosecution files as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a Patent anywhere in the Territory. As from the Effective Date, the R&D Committee shall be responsible for decisions regarding the preparation, filing, prosecution and maintenance at the expense of SB (which expenses shall be limited to external attorneys' fees and to fees prepaid to national patent offices) of all patents and patents applications within Patents in the Territory. Each party shall have the right to review all such pending applications and other proceedings and make recommendations to the R&D Committee concerning them and their conduct. All Patents shall be filed by a patent counsel selected by the R&D Committee and issued in the name of ANTEX and shall be the sole property of ANTEX subject to the rights and licences granted to SB under this Agreement.

        12.02 Until the sum of [XXXXX] has been reimbursed by SB, the R&D Committee shall also be responsible for decisions regarding the preparation, filing, prosecution and maintenance of all patents and patents applications (other than Patents) which were licensed to SB pursuant to the Original License and which have now reverted to ANTEX pursuant to Article 6. Such responsibility shall be exercised pursuant to the conditions set forth in Section 12.01 above except that SB shall support [XXXXX] expenses linked to the preparation, filing, prosecution and maintenance of such patents which expenses shall be limited to external attorney's fees and to fees prepaid to national patent offices. Furthermore SB's contribution to such patent expenses shall be limited to the expenses incurred during a period [XXXXX] from the Effective Date, as demonstrated by documentary evidence, shall apply only to expenses arising out of actions approved in advance by the R&D Committee, shall not apply to expenses directed to projects for which ANTEX has received R&D funding from a Third Party nor to projects in relation to which ANTEX has granted any rights to a Third Party and shall in no circumstance [XXXXX]

        12.03 SB shall be fully responsible for the filing, prosecution, maintenance and defense of any patent that may [XXXXX] work performed by ANTEX on behalf of SB pursuant to this Agreement. To the extent not provided for under Section 11.01 ANTEX shall promptly disclose to SB any and all data, materials and/or other information developed or conceived by ANTEX related to [XXXXX].

        12.04 SB shall have the right to assume sole responsibility for any Patent or for any part of Patent thereof which ANTEX intends to abandon or otherwise cause or allow to be forfeited.

        12.05 In the event of the institution of any suit by a Third Party against ANTEX, SB or its sublicensees for patent infringement involving the manufacture, use, sale, distribution or marketing of Product(s) anywhere in the Territory, the party sued shall promptly notify the other party in writing. SB shall have the first right but not the obligation to defend such suit at its own expense. ANTEX and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

        12.06 In the event that ANTEX or SB becomes aware of actual or threatened infringement of a Patent anywhere in the Territory, that party shall promptly notify the other party in writing. SB shall have the first right but not the obligation to bring, at its own expense, an infringement action against any Third Party and to use ANTEX' name in connection therewith. If SB does not commence a particular infringement action within ninety (90) days, ANTEX, after notifying SB in writing, shall be entitled to bring such infringement action at its own expense. The party conducting such action shall have full control over its conduct, including settlement thereof. In any event, ANTEX and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

        12.07 ANTEX and SB shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any party. Any excess amount shall be shared between SB and ANTEX, with the party initiating such litigation receiving [XXXXX] and the other party receiving [XXXXX] of such excess.

        12.08 The parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning Products.

        12.09 ANTEX hereby authorizes SB to act as ANTEX' agent for the purpose of making any application for any extensions of the term of Patents in the Field based on marketing authorization(s) including SPCs and Waxman Hatch extensions and shall provide reasonable assistance therefor to SB, at SB's expense for reasonable out of pocket expenses documented by ANTEX. (In the United States of America as permitted under Title 35 of the United States Code). SB shall decide, at its sole discretion, when and where to file such extensions.


 13.    TRADEMARKS

        13.01 SB, at its expense, shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with Products and Combinations and shall solely own and/or control such trademarks. Nothing in this Agreement shall be construed as a grant of rights, by license or otherwise, to ANTEX to use such trademarks for any purpose. During the term of this Agreement, ANTEX will not register or apply to register, in any country of the Territory, any trademark, service mark, trade dress or the like for any good or service related to any Product without the prior written consent of SB unless such Product has reverted back to ANTEX pursuant to Article 7.


 14.    STATEMENTS AND REMITTANCES

        14.01 SB shall keep and require its Affiliates and sublicensees to keep complete and accurate records of all sales of Product under the licenses granted herein. ANTEX shall have the right, through a certified public accountant or like person reasonably acceptable to SB, to examine such records during regular business hours during the life of this Agreement and for one (1) year after its termination, at ANTEX' expense unless such examination reveals a greater than five percent (5%) discrepancy the resolution of which would favor ANTEX, in which event SB will pay ANTEX its expense, provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding five (5) years and provided further that such accountant shall retain in confidence any information learned in such examination and report to ANTEX only as to the accuracy of the royalty statements and payments and shall simultaneously deliver the same report to SB.

        14.02 Within sixty (60) days after the close of each June 30 and December 31 after launch of the first Product by SB and for the remaining term of this Agreement, SB shall deliver to ANTEX a true accounting of all Products sold by SB and its sublicensees during such six (6) month period and shall at the same time pay all royalties due. Such accounting shall show sales on a country-by-country and Product-by-Product basis.

        14.03 Any tax paid or required to be withheld by SB on account of royalties payable to ANTEX under this Agreement shall be deducted from the amount of royalties otherwise due. SB shall secure and send to ANTEX proof of any such taxes withheld and paid by SB or its sublicensees for the benefit of ANTEX. If there is any change in the withholding tax arrangement between Belgium and the United States of America prevailing at the Effective Date, the parties agree to negotiate in good faith a modification of this Section 14.03 to restore the parties to the same position as they were prior to such change.

        14.04 All royalties due under this Agreement shall be payable in U.S. dollars by wire transfer of immediately available funds to an account at a commercial bank in the U.S. designated by ANTEX. If governmental regulations prevent remittances from a foreign country with respect to sales made in that country, the obligation of SB to pay royalties on sales in that country shall be suspended until such remittances are possible. ANTEX shall have the right, upon giving written notice to SB, to receive payment in that country in local currency.

        14.05 Monetary conversions from the currency of a foreign country in which Product is sold into U.S. currency shall be made at the exchange rate in force on the last business day of the period for which the royalties are being paid as published by the Citibank, N.A., New York, U.S.A., or on another basis mutually agreed to by both parties in writing.


 15.    TERM AND TERMINATION

        15.01 If a party hereto substantially fails or neglects to perform covenants or provisions of or a material obligation under this Agreement and if such default is not corrected within sixty (60) days after receiving written notice from the other party with respect to such default, such other party shall have the right to terminate this Agreement by giving written notice to the party in default provided the notice of termination is given within six (6) months of the default and prior to correction of the default.

        15.02 Subject to other provisions herein contained, SB may at its sole discretion terminate this Agreement with respect to any country or all countries of the Territory and/or with respect to any or all Products by giving ANTEX at least thirty (30) days written notice thereof at any time before SB first markets Product in such country(ies). After marketing any Product, SB may terminate this Agreement with respect to any country or all countries of the Territory or with respect to any Product or all Products by giving ANTEX at least three
                   (3) months prior written notice thereof. Upon such termination, SB shall make the relevant Product(s) available to ANTEX as per Section 9.04.

        15.03 Either party may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of (the United States or of) any (individual) state or (foreign) country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of its creditors.

        15.04 The parties acknowledge that Section 365(n) of Title 11 of the United States Code (collectively, the "Bankruptcy Code") provides, in part that, in the event ANTEX as a licenser of the Intellectual Property undertakes a bankruptcy proceeding under the Bankruptcy Code, SB as a licensee of the Intellectual Property is entitled to retain and continue to exercise its licenses hereunder in accordance with the terms of the Bankruptcy Code. All rights and licenses granted to SB under this Agreement shall be deemed to be for the purpose of such Section 365(n), licenses of right to "intellectual property" as defined under Section 101 of the Bankruptcy Code.


 16.    RIGHTS AND DUTIES UPON TERMINATION

        16.01 Upon termination of this Agreement, ANTEX shall have the right to retain any sums already paid by SB hereunder. Unless otherwise provided for hereunder, termination of this Agreement for any reason shall not affect the rights and obligations of the parties accrued through the effective date of termination, including, without limitation, payment and indemnification provisions relating to Products developed, manufactured or distributed during the term of this Agreement.

        16.02 Upon termination of this Agreement in its entirety or with respect to any country, under Sections 15.02 or 15.03, SB shall notify ANTEX of the amount of Products SB and its sublicensees and distributors then have on hand, the sale of which would, but for the termination, be subject to royalty, and SB and its sublicensees and distributors shall thereupon be permitted to sell that amount of Products provided that SB shall pay the royalty thereon at the time herein provided for.

        16.03 Termination of this Agreement shall terminate all outstanding obligations and liabilities between the parties arising from this Agreement except those described in Sections 10.01, 10.02, 10.03, 11.02, 11.03, 11.04, 11.05, 11.06, 12.03,
                   12.05, 12.06, 12.07, 12.08, 13.01, 14.01, 14.02, 14.03,
                   14.04, 14.05, 15.03, 16.01, 16.02, 16.03, 17.03, 19.01,
                   23.01, and 23.02.


 17.    WARRANTIES AND REPRESENTATIONS

        17.01 ANTEX warrants it owns the entire right and title to the Intellectual Property and has the right to enter into this Agreement and has not granted to any third party any right granted to SB under the Original License as of the Effective Date. Subject to the rights granted to Pasteur Merieux Serums et Vaccins S.A. pursuant to the Pasteur License ANTEX hereby further represents and warrants to SB that ANTEX has not granted any rights or licences to any Third Party which would interfere with or be in derogation with this Agreement or the Original License and that the Intellectual Property is free and clear from any liens and encumbrances for use in the Field.

        17.02 ANTEX makes no representations or warranties as to the validity or scope of the Patents or that the manufacture, use, sale or other disposal of the Products will be free from infringement of patents of Third Parties. However, ANTEX hereby represents that it has no present knowledge from which it can be inferred that Patents are invalid or that their exercise would infringe patent rights of Third Parties. A holding of invalidity or unenforceability of any Patents, from which no further appeal is or can be taken, shall not affect any obligation already accrued hereunder, but shall only eliminate royalties otherwise due under such Patent from the date such holding becomes final or the date that such royalty obligation becomes suspended pursuant to Section 5.03.

        17.03 ANTEX acknowledges that, in entering into this Agreement, SB has relied upon information supplied by ANTEX (all of such information being hereinafter referred to collectively as "Product Information") and ANTEX warrants and represents that to the best of its knowledge, the Product Information is accurate in all material respects. ANTEX further warrants and represents that to the best of its knowledge, it has not, up through and including the date of this Agreement, omitted to furnish SB with any information concerning Products or the transactions contemplated by this Agreement which would be material to SB's decision to enter into this Agreement and to undertake the commitments and obligations set forth herein. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ANTEX AND ITS DIRECTORS, OFFICERS AND EMPLOYEES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, IN NO EVENT SHALL ANTEX AND ITS DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE FOR ANY CLAIMS (INCLUDING CLAIMS FOR ECONOMIC DAMAGE OR INJURY TO PERSON OR PROPERTY OR FOR LOST PROFITS) ARISING FROM THE PERFORMANCE OF ANY PRODUCT BASED UPON THE INTELLECTUAL PROPERTY, INCLUDING ITS SAFETY, EFFECTIVENESS, COMMERCIAL VIABILITY OR MERCHANTABILITY, AND SB ASSUMES ALL RESPONSIBILITY AND LIABILITY IN THIS REGARD EXCEPT IN CASES OF GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF ANTEX.

        17.04 ANTEX warrants and represents that it has no present knowledge of the existence of any pre-clinical or clinical data or information concerning the Products which suggests that there may exist toxicity, safety and/or efficacy concerns which may materially impair the utility and/or safety of such Products.




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

 18.    FORCE MAJEURE

        18.01 If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.


 19.    GOVERNING LAW/JURISDICTION

        19.01 The form, execution, validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware.

        19.02(a) Any controversy or claim arising out of or relating to this Agreement or the breach thereof (hereafter collectively referred to as "Dispute"), shall be first attempted to be settled by the parties, without litigation, in good faith, by submitting details of each such Dispute to the Steering Committee in an effort to effect a mutually acceptable resolution thereof.

        19.02(b) In the event no mutually acceptable resolution of such Dispute is achieved within a thirty (30) day period as a result of Sub Section 19.02(a) then, at either party's request, such Dispute may be submitted to an unaffiliated expert for resolution. In such event, the parties shall select a mutually acceptable single unaffiliated expert within twenty (20) days of the request of the party invoking this Sub Section 19.02(b). Each party shall have twenty

                        (20) days after selection of the unaffiliated expert to submit to such individual such assumptions, methodology, data and information as such party believes necessary to resolve the Dispute in question, provided that such party's submission may not exceed one hundred (100) pages. The unaffiliated expert may then hold a joint meeting with the parties (including any other experts that the parties have engaged in respect of that matter) on the issues that need to be resolved. The unaffiliated expert shall promptly thereafter make a recommendation as to the resolution of the Dispute, which recommendation may either adopt the proposal of either party or adopt an alternative approach. Each party shall bear its own expenses in connection with a procedure under this Sub Section 19.02(b), and the fees and expenses of the unaffiliated expert shall be borne equally by the parties regardless of the ultimate recommendation of such person. The results of a procedure under this Sub Section 19.02(b) shall be used by the parties to guide their own decisions, but shall not have legal effect.

        19.02(c)        Once the results of the procedure set forth in Sub
                        Section 19.02(b) are available, if a Dispute still remains between the parties, then such dispute shall be settled by arbitration in accordance with the Rules of the American Arbitration Association in effect at the time such arbitration is instituted. The arbitration panel shall be composed of three (3) arbitrators, one
                        (1) of whom shall be chosen by ANTEX, one (1) of whom shall be chosen by SB, and one (1) of whom shall be chosen by the two (2) arbitrators previously designated. If both or either of ANTEX and/or SB fail(s) to choose an arbitrator within fourteen (14) calendar days after receiving notice of commencement of arbitration or if the two (2) arbitrators fail to choose a third (3rd) arbitrator within fourteen (14) calendar days of their appointment, such arbitrator(s) shall be chosen by the American Arbitration Association. Unless the parties to the arbitration shall otherwise agree to a different place of arbitration, the place of arbitration shall be Washington, D.C. The arbitration award shall be final and binding upon the parties thereto and may be entered in any court having jurisdiction. Each party shall bear
                        (i) its own expenses in connection with such arbitration and (ii) one-half of the fees and expenses of the

                        American Arbitration Association and all arbitrators. No arbitration award shall contain any provision which is inconsistent with the preceding sentence.


 20.    SEPARABILITY

        20.01 In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

        20.02 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

        20.03 In the event that the terms and conditions of this Agreement are materially altered as a result of Sections 20.01 or 20.02, the parties will renegotiate those altered terms and conditions of this Agreement to resolve any inequities.


 21.    ENTIRE AGREEMENT

        21.01 Except for the Confidentiality Agreement between ANTEX and SmithKline Beecham Biologicals S.A. dated August 11, 1995, this Agreement, entered into as of the date written above, constitutes the entire agreement between the parties relating to the subject matter hereof and, as of the Effective Date, supersedes all previous writings and understandings including the Original License. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of the parties, except that the parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

 22.    NO WAIVER

        22.01 The failure of either party at any time to exercise any of their respective rights under this Agreement shall not be deemed a waiver thereof, nor shall such failure in any way prevent either party, as the case may be, from subsequently asserting or exercising such rights.


 23.    NOTICES

        23.01 Any notice required or permitted under this Agreement shall be sent by registered air mail, return receipt requested and postage pre-paid, or facsimile confirmed in writing via courier, to the following addresses and/or fax numbers of the parties:

                     if to ANTEX
                     ANTEX BIOLOGICS INC.,
                     300 Professional Drive,
                     Gaithersburg, Maryland 20879, USA
                     Attention: Chief Executive Officer
                     Facsimile: 1-301 590 1252

                     if to SB
                     SmithKline Beecham Corp.
                     One Franklin Plaza
                     Philadelphia, Pennsylvania 19101-7929, USA
                     Attention: General Counsel US
                     Facsimile: 1-215 751 5132

                     with a copy to: SMITHKLINE BEECHAM BIOLOGICALS S.A. rue de l'Institut 89
                     B-1330 Rixensart, Belgium
                     Attention: President, General Manager

                     Facsimile: 32-2-656 80 25

        23.02 Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed.

 24.    ASSIGNMENT

        24.01 This Agreement and the right and licenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Neither this Agreement nor any interest hereunder shall be assignable by either party without the written consent of the others, provided, however, that SB may assign this Agreement to any Affiliate or to any corporation with which it may merge or consolidate, without obtaining the prior written consent of ANTEX and that ANTEX may assign this Agreement to any corporation with which it may merge, consolidate or sell all or substantially all of its assets without the written consent of SB.


25.     GENERAL PROVISIONS

        25.01 Except as otherwise provided in this Agreement, each party shall bear the costs, fees, and expenses incurred by it in connection with, or in anticipation of, this Agreement or the consummation of the transactions contemplated hereby.

        25.02 The parties hereto shall use reasonable diligence to do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party shall execute and deliver to the other parties such further documents, instruments, papers and information as may be reasonably requested by the other parties in order to carry out the purpose and intent of this Agreement.

        25.03 Notwithstanding Section 19.02, each party acknowledges and agrees that a breach of any of its covenants or agreements set forth in this Agreement would result in irreparable injury to the other party and that such other party would not have an adequate remedy at law for such breach, and therefore, each party agrees that the other party will be entitled to enforce their respective rights under such covenants and agreements by injunctive proceedings restraining the breaching party from such breaches or threatened breaches without bond.

        25.04 For the convenience of the parties, this Agreement may be executed in two counterparts, each of which when so executed shall be, and be deemed to be, an original instrument and such counterparts together shall constitute one (1) and the same instrument, and notwithstanding their date of execution shall be deemed to be dated as of the date of this Agreement.

        25.05 The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

        25.06 Except as otherwise expressly provided herein, nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties to it and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

        25.07 SB and ANTEX each agree that they will not solicit for employment any individual who is employed by the other party during the term of such individual's employment by the other party and for a period of two (2) years after the termination of such individual's employment by the other party. This restriction shall be limited to those individuals who have been actively and directly involved in the R&D Program.

IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this Agreement as of the date first written above.

Antex Biologics Inc.,                              SmithKline Beecham plc





/s/V. M. Esposito                                  /s/Jean Stephenne
BY:     Vic Esposito                               BY:     Jean Stephenne
TITLE:  Chairman and CEO                           TITLE:  Attorney-in-fact

                                   APPENDIX A
                                     PATENTS
                         ANTEX CONTROLLED PATENT RIGHTS

                                     [XXXXX]

APPENDIX B
                CONFIDENTIAL DISCLOSURE AND INVENTION AGREEMENTS
                        CONFIDENTIAL DISCLOSURE AGREEMENT

This Agreement has been entered into on ___________________ by and between Antex Biologics Inc. ("Employer") a stock corporation organized and existing under the laws of the State of Delaware, whose principal place of business is at 300 Professional Drive, Gaithersburg, Maryland 20879 USA; and

____________________ ("Employee"), a citizen of the United States of America, whose domicile is at _________________ and employed by Employer under a separate agreement.

Intending to be legally bound, the parties have agreed as follows:

1. During the term of this Agreement, Employee will have access to, and become familiar with Confidential Information such as proprietary technology and various trade secrets, including without limitation to, financial plans and reports, lists of customers, business plans, small business innovation research grants, marketing plans, scientific analyses, programs, formulas, patterns, devices, methods, models, processes and compilations of information, research and development data, patent disclosures and applications, records and specifications (Confidential Information) which are owned by the Employer and which are regularly used in the course of business operations. Employee shall not disclose any of this Confidential Information, directly or indirectly, nor use it in any way, either during the term of this Agreement or at any time thereafter, except as may be required in the course of his/her employment by Employer.

2. Notwithstanding the foregoing, Employee shall not be required to maintain the confidentiality of any information and technology which are already known to Employee at the time of its disclosure or which is or becomes generally available to the public other than as a result of unauthorized disclosure or is or becomes available to Employee from a third party not previously, presently, or in the future, employed by Employer.

3. All files, records, documents, drawings, specifications, programs, equipment and similar items relating to the business of the Employer as described above, whether prepared by Employee or otherwise coming into his/her possession, shall remain the exclusive property of the Employer.

4. A confidential relationship is hereby established between the Employer and the Employee.

5. Amendments, additions, or modifications to this Agreement shall be valid only if made and executed in writing by both parties.

This Agreement shall be governed by the laws of the State of Maryland applicable to agreements executed therein. IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


                                --------------------------------------
                                Employee

ATTEST                                      Antex Biologics Inc.



_______________________________ by
Witness                                     Gregory Zakarian
                                            Vice President and
                                              Chief Financial Officer

                               INVENTION AGREEMENT


            WHEREAS, Antex Biologics Inc., a Delaware corporation (the "Company"), whose place of business is 300 Professional Drive, Gaithersburg, Maryland 20879, is engaged in a continuous program of research, development and production respecting its business, present and future.

            I understand that as part of my employment by the Company, I may make new contributions and inventions of value to the Company. In consideration of my employment or continued employment, as the case may be, and the compensation received by me from the Company from time to time, I hereby agree as follows:

            1. Disclosure of Inventions. I will promptly disclose to the Company, or any persons designated by it, all improvements, modifications, developments, documentation, data, inventions, designs, ideas, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulae, processes, techniques, programs, and know-how, whether or not patentable or registrable under copyright or similar statute, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment (whether or not during normal working hours) with the Company (whether prior to, on or after the date hereof) which are related to or useful in the actual or anticipated business of the Company, or result from tasks assigned me by the Company or result from use of premises or equipment owned, leased or contracted for by the Company (all said improvements, inventions, designs, ideas, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulae, processes, techniques, programs, know-how and data shall be collectively hereinafter called "Inventions").

            2. Assignment of and Assistance on Inventions. I hereby assign to the Company any rights I may have or acquire in all Inventions and agree that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, and other rights in connection therewith. I further agree to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries, and to that end I will execute all documents necessary:

                        (a) to apply for, obtain and vest in the name of the
            Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

                        (b) to defend any opposition proceedings in respect of
            such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

            In the event the Company is unable, after reasonable effort, to secure my signature on any letters patent, copyright or other analogous protection relating to an Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and in good stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by me. My obligation to assist the Company in obtaining and enforcing patents and copyrights for such Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance.

            I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of employment and which are protectable by copyright are being created at the instance of the Company and are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C.A. Section 101). If such laws are inapplicable or in the event that such works, or any part thereof, are determined by a court of competent jurisdiction not to be a work made for hire under the United States copyright laws, this Agreement shall operate as an irrevocable and unconditional assignment by me to the Company of all of my right, title and interest (including, without limitation all rights in and to the copyrights through the world, including the right to prepare derivative works and the right to all renewals and extensions) in the works in perpetuity.

            3. Remedies for Breach. I agree that any breach of this Agreement by me would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all




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remedies of law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of my obligations hereunder.

            4. Assignability. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators, shall inure to the benefit of the Company, its successors, and assigns, and shall survive the termination of my employment by the Company, regardless of the manner of such termination.

            5. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

            6. Applicable Law. This Agreement shall in all respects be governed by, and contained and enforced in accordance with the laws of the State of Maryland.

            7. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.



Date:__________________________          By:__________________________________
                                                  (Employee)

ACCEPTED AND AGREED TO:
ANTEX BIOLOGICS INC.


-------------------------------------
By:  Gregory C. Zakarian

Title:      Vice President and
            Chief Financial Officer






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